EXHIBIT 99.09



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       [FEDERAL DEPOSIT INSURANCE CORPORATION LETTERHEAD]


                         March 18, 1997


J.B.A. Investments, Inc.
c/o John B. Anderson
Anderson Farms
Mace Blvd. and Road 32A
Davis, California 95616

     Re:  PLEDGED SHARES OF DUNES HOTELS AND CASINOS INC.

Ladies and Gentlemen:

     J.B.A. Investments, Inc., a Nevada corporation ("JBA"), has previously entered into that certain Amended and Restated J.B.A. Pledge Agreement, dated as of November 30, 1989 (the "JBA Pledge Agreement"), with the Federal Deposit Insurance Corporation, a corporation organized under the laws of the United States, acting in its corporate capacity, and as successor and assignee of Eurekabank, formerly known as Eureka Federal Savings and Loan Association (the "FDIC"). Concurrently with the execution of the JBA Pledge Agreement, John B. Anderson and Edith Anderson (collectively, "Anderson") entered into that certain Debtor-Creditor Agreement (the "Debtor-Creditor Agreement") with the FDIC. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the JBA Pledge Agreement.

THE JBA PLEDGE AGREEMENT

     Pursuant to Sections 2 and 3 of the JBA Pledge Agreement, JBA pledged certain collateral (the "Pledged Collateral") as security for the fulfillment of all obligations of Anderson and the other Anderson Parties under the Settlement Documents, whether for payment of principal, interest, fees, expenses or otherwise, and all obligations of JBA existing under the JBA Pledge Agreement (collectively, the "Obligations").

     The Pledged Collateral included all of JBA's right and interest, whether then existing or acquired after the execution of the JBA Pledge Agreement, in and to the following:

     1.   All shares of common stock (the "Dune Shares") of Dunes
Hotels and Casinos Inc. ("Dunes") then owned by JBA (the "Pledged
Dunes Shares");

     2.   The certificates representing the Pledged Dunes Shares;

     3. All dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any all or all of the Pledged
Dunes Shares; and

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     4.    All  additional shares of stock of Dunes from time  to
time acquired by JBA in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any all or all of such Dunes Shares.

     The Pledged Dunes Shares included 3,400,000 shares of the common stock of Dunes including 3,000,000 shares of the common stock of Dunes evidenced by certificates numbers 12260-12319, copies of which are attached for your reference. Such certificates are, and since the date of the JBA Pledge Agreement have continuously been, in the possession or held for the benefit of the FDIC.

     Section 7(b) of the JBA Pledge Agreement provides, among other things, that upon the occurrence and during the continuance of an Event of Default or an event which, with the giving of notice of the lapse of time, or both, would become an Event of Default, all rights of JBA to exercise the voting and other consensual rights pertaining to the Pledged Collateral, including the Pledged Dunes Shares, which it would otherwise be entitled to exercise pursuant to Section 7(a) of the JBA Pledge Agreement, and to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive (all of which amounts were to be immediately paid to the FDIC on behalf of Anderson) pursuant to Section 7(a) of the JBA Pledge Agreement shall cease, and all such rights shall thereupon become vested in the FDIC, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive such dividends, distributions and interest payments and apply the same to the General Debt as required by the Debtor-Creditor Agreement. In additional, Section 9 of the JBA Pledge Agreement provides for additional remedies upon the occurrence and continuation of an Event of Default. These additional remedies, include, without limitation, the right of the FDIC to sell the Pledged Dunes Shares upon and during the occurrence of an Event of Default.

THE DEBTOR-CREDITOR AGREEMENT

     Section 8.01 (a) of the Debtor-Creditor Agreement provides that the failure to make the payment of principal or interest on the General Debt, when and as the same shall become due and payable, whether at maturity thereof, on a date fixed for prepayment, or by acceleration or otherwise, shall, at the sole discretion of the FDIC, be deemed an Event of Default.

     Anderson has failed, and continues to fail, to make payments of principal and interest on the General Debt when the same became due and payable. On January 25, 1993 and again on February 12, 1993, Eurekabank (predecessor-in-interest to the
FDIC) sent, and Anderson and the Anderson Parties received, Notices of Default pursuant to Sections 8.01, 8.02(a) and 9.10 of the Debtor-Creditor Agreement, declaring Anderson in default of its obligations under, among other things, the Debtor-Creditor Agreement. On May 11, 1995, the FDIC sent, and Anderson and the Anderson Parties received, Notices of Default pursuant to Sections 8.01, 8.02(a) and 9.10 of the Debtor-Creditor Agreement, declaring Anderson in default of its obligations under, among other things, the Debtor-Creditor Agreement. On August 28, 1996, judgment was entered in the matter of in FDIC V. JOHN B. ANDERSON, ET AL., Case No. CV-S-95-00679-PMP (LRL), by the United States District Court for the District of Nevada, wherein said Court specifically found that Anderson had failed, and continues to fail, to make payments of principal and interest on the

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General Debt when the same became due and payable and said Court, among other things, granted the FDIC judgment for specific performance of the Debtor-Creditor Agreement.

     An Event of Default under the Debtor-Creditor Agreement having occurred and continuing, notice is hereby given to JBA and Dunes that all rights of JBA to exercise the voting and other consensual rights pertaining to the Pledge Collateral, including the Pledged Dunes Shares, shall hereby cease, and all such rights are hereby vested in the FDIC, who shall hereby have the sole right to exercise such voting and other consensual rights and to receive such dividends, distributions and interest payments with respect to the Pledged Collateral, including the Pledged Dunes Shares. The FDIC further reserves the right to demand of Dunes, or petition a court of competent jurisdiction to require, that a special meeting of the stockholders of Dunes be called to consider such matters as may be lawfully considered and acted upon at such meeting.

     The exercise by the FDIC of its rights under the JBA Pledge Agreement shall not be deemed to be a waiver or in derogation of any right or remedy available to the FDIC, either pursuant to the JBA Pledge Agreement, the Debtor-Creditor agreement, the Consent Judgment or otherwise, nor shall the exercise by the FDIC of any of its rights under the JBA Pledge Agreement be deemed to be a waiver of any other rights or of any Event of Default and any failure by the FDIC to exercise any rights under the JBA Pledge Agreement, the Debtor-Creditor Agreement, the Consent Judgment or otherwise shall not be deemed to be a waiver of or an acquiescence to any Event of Default.

                              Very truly yours,

                              Federal Deposit Insurance
                              Corporation

                              By:       /s/ R. Michael Flick
                              Name:     R. Michael Flick
                              Title:    Credit Specialist



cc:  John B. Anderson                     Dunes Hotels and Casinos Inc.
     Edith Anderson                       4045 South Spencer Street, #206
     c/o Anderson Farms                   Las Vegas, Nevada 89119
     Mace Blvd. and Road 32A
     Davis, California 95616

     Dunes Hotels and Casinos Inc.        James Dale
     c/o CT Corporation                   c/o Anderson Farms
     1633 Broadway                        Mace Blvd. and Road 32A
     New York, NY 10019                   Davis, California 95616

     Dunes Hotels and Casinos Inc.        James Dale
     c/o Corporation Trust Co. of Nevada  c/o M&R Investment Co.
     One East First Street                4045 South Spender Ave., #206
     Reno, NV 89501                       Las Vegas, NV 89119

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     Joseph Burt                          Larry L. Bertsch
     c/o Maxim Hotel & Casino             229 Las Vegas Blvd. So., #206
     160 E. Flamingo Road                 Las Vegas, Nevada 89101
     Las Vegas, Nevada 89101

     Vargas & Bartlett                      Theodore H. Latty
     3800 Howard Hughes Parkway, 7th Floor  Hughes Hubbard & Reed LLP
     Las Vegas, Nevada 89109                350 South Grand Ave., 36th Floor
     Attn:  Michael J. Bonner, Esq.         Los Angeles, California 90071

     J.B.A. Investments, Inc.
     c/o Kummer Kaempfer Bonner & Renshaw
     3800 Howard Hughes Parkway, 7th Floor
     Las Vegas, Nevada 89109

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